Exhibit 5.1

September 29, 2006

América Móvil, S.A. de C.V.

Lago Alberto 366

Colonia Anahuac

11320 México, D.F. México

Ladies and Gentlemen:

We have acted as special United States counsel to América Móvil, S.A. de C.V. (the “Company”), a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Mexico”), and Radiomóvil Dipsa, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 of the Company and the Guarantor (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) debt securities of the Company with or without guarantees of the Guarantor (the “Debt Securities” and the “Guarantees,” respectively) and (ii) warrants for the purchase of Debt Securities (the “Warrants”). The Debt Securities, Guarantees and Warrants, together, are referred to herein as the “Securities.” The Securities being registered under the Registration Statement will be offered pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in a prospectus supplement forming part of the Registration Statement relating to a particular series of Debt Securities, the Debt Securities and the Guarantees are to be issued or granted under an indenture, dated as of March 9, 2004, among the Company, the Guarantor and JPMorgan Chase Bank, as trustee (the “Trustee”), as amended and supplemented by the fifth supplemental indenture, dated as of December 14, 2004, among the Company, the Guarantor and the Trustee and the eighth supplemental indenture, dated as of

América Móvil, S.A. de C.V., page 2

September 29, 2006, among the Company, the Guarantor and the Trustee (the “Indenture”). The Warrants are to be issued from time to time under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into by the Company, the Guarantor (if applicable) and one or more institutions, as warrant agents (each, a “Warrant Agent”), each to be identified in the applicable Warrant Agreement.

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the Indenture, which is incorporated by reference therein as an exhibit. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantor and such other instruments and other certificates of public officials, officers and representatives of the Company and the Guarantor and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Debt Securities and Guarantees will conform to the forms thereof that we have reviewed and (iii) that the Warrants will be substantially as described in the Registration Statement.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Debt Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.	The Guarantees will be valid, binding and enforceable obligations of the Guarantor.

3.	The Warrants will be valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (a) we have assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and the Guarantor regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the kind contemplated in the Registration Statement) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

América Móvil, S.A. de C.V., page 3

In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement will be effective and will comply with all applicable laws at the time any Securities are offered, issued or granted as contemplated by the Registration Statement, (ii) the terms of all Debt Securities and Guarantees will conform to the forms thereof contained in the Indenture, and the terms of all Securities will not violate any applicable law or conflict with any matter of public policy in New York, result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor, as the case may be, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, as applicable, (iii) the Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (iv) the Company will authorize, approve and establish the final terms and conditions of the offering and issuance of the Debt Securities and Warrants, as the case may be, will enter, together with the Trustee or applicable Warrant Agent, into any necessary supplemental indenture or Warrant Agreement relating to such Securities and will take any other appropriate additional corporate action, (v) the Guarantor will authorize, approve and establish the final terms and conditions of the offering and issuance or grant of the Guarantees and Warrants, as the case may be, will enter, together with the Trustee or applicable Warrant Agent, into any necessary supplemental indenture or Warrant Agreement relating to such Securities and will take any other appropriate additional corporate action, and (vi) certificates, if required, representing the Securities, will be duly executed and delivered and, to the extent required by the applicable indenture or Warrant Agreement, duly authenticated and countersigned.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that the designation in Section 115 of the Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Debt Securities or the Indenture is (notwithstanding the waiver in Section 115) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404 (a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether such court would order the conversion of such judgment into U.S. dollars.

We express no opinion as to the enforceability of Section 1010 of the Indenture providing for indemnification by the Company and the Guarantor of the Trustee and the holders of the Debt Securities against any loss in obtaining the currency due to the Trustee or such holders of the Debt Securities from a court judgment in another currency.

América Móvil, S.A. de C.V., page 4

In addition, we note that the waiver of defenses relating to the Guarantee in Section 1101 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the headings “Taxation” and “Validity of Debt Securities” as counsel for the Company and the Guarantor who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By
Nicolas Grabar, a Partner